Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19103-7098
Telephone 215.564.8000
Fax 215.564.8120
www.stradley.com

September 26, 2014

AIM Growth Series (Invesco Growth Series)

11 Greenway Plaza, Suite 1000

Houston, TX 77046-1173

Re:	AIM GROWTH SERIES (INVESCO GROWTH SERIES)
Registration Statement on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to AIM Growth Series (Invesco Growth Series), a statutory trust organized under the laws of the State of Delaware (the “Trust”) and registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, series management investment company.

This opinion is given in connection with the filing by the Trust of Post-Effective Amendment No. 124 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and Amendment No. 120 to such Registration Statement under the 1940 Act (the “Registration Statement”), relating to, among other matters, the registration of an indefinite number of Class A, C, R, R5, R6 and Y shares of beneficial interest, par value $0.01 per share (the “Shares”), of Invesco Alternative Strategies Fund and Invesco Multi-Asset Inflation Fund (the “Funds”).

In connection with giving this opinion, we have examined copies of the Trust’s Amended and Restated Certificate of Trust, as filed with the Secretary of State of Delaware, Amended and Restated Agreement and Declaration of Trust, as amended (the “Trust Agreement”), Amended and Restated Bylaws of the Trust, as amended (the “Bylaws”), resolutions of the Board of Trustees of the Trust adopted on December 2-4, 2013 and March 24-26, 2014 relating to Invesco Multi-Asset Inflation Fund and September 17-18, 2013 and October 29-30, 2013 relating to Invesco Alternative Strategies Fund (the “Resolutions”), and a Good Standing Certificate dated September 25, 2014, from the Secretary of State of Delaware, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

We have assumed the following for purposes of this opinion:

a)	The Trust will remain a valid and existing statutory trust under the laws of the State of Delaware.

b)	The provisions of the Trust Agreement and the Bylaws relating to the issuance of the Shares will not be modified or eliminated.

c)	The Resolutions will not be modified or withdrawn and will be in full force and effect on the date of each issuance of the Shares.

d)	The Shares will be issued in accordance with the Trust Agreement, the Bylaws and the Resolutions.

e)	The registration of an indefinite number of the Shares will remain effective.

f)	Each of the Shares will be sold for the consideration described in the then current summary prospectuses (if any), statutory prospectuses and statement of additional information of the Funds and the consideration received by the Trust will in each event be at least equal to the net asset value per share of such Shares.

Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of property of the Funds for all loss and expense of any shareholder held personally liable for the obligations of the Funds. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which the Funds are unable to meet their obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold, issued and paid for as described in the then current prospectuses and statement of additional information for the Funds, will be validly issued, fully paid and nonassessable.

We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, excluding securities or “blue sky” laws of the State of Delaware.

We consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services – Other Service Providers – Counsel to the Trust” in the statements of additional information for the Funds, which is included in the Registration Statement.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:	/s/ Matthew R. DiClemente
Matthew R. DiClemente, a Partner